                                                                Exhibit No. 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

                                    OVERVIEW

         In April 1998, Cooper Industries, Inc. ("Cooper") announced that it engaged an investment banking firm to assist in the evaluation of options for exiting the automotive business. On October 9, 1998 the sale of the Automotive Products segment was consummated with Cooper receiving $1.9 billion in proceeds. The book value of the Automotive Products segment assets less the liabilities assumed by the buyer plus costs related to the transaction resulted in a small loss before income taxes. The loss before income taxes was offset by income tax benefits derived through the sale of the common stock of the entity holding the Automotive Products segment versus a sale of the net assets of the business.

         As a consequence of treating this segment as a discontinued operation, Cooper's results of operations and the related footnote information for all periods presented in its consolidated financial statements will exclude the results of the Automotive Products segment from continuing operations' revenues and other components of income and expenses. The discontinued segment's results are presented separately in a single caption, "Income from discontinued operations, net of income taxes." Cooper's net income remains unchanged.

         In order to facilitate an understanding of Cooper's continuing operations, Cooper has elected to restate the Consolidated Balance Sheets as of December 31, 1997 and 1996, and the Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995. The net assets of discontinued operations have been segregated into a single line, "Net assets of discontinued operations" in the Consolidated Balance Sheets. The cash flow from discontinued operations have been summarized into a single line "Cash provided by discontinued operations" in the Consolidated Statements of Cash Flows. No cash or debt has been allocated to the discontinued operations.

         The discussion that follows has been rewritten, as compared to the discussion previously set forth in Appendix A to the Proxy Statement for the 1998 Annual Meeting of Shareholders dated March 11, 1998, to place primary emphasis on the results of Cooper's continuing operations. The information does not revise or update the information originally filed for events occurring subsequent to the filing of the Form 10-K for the year ended December 31, 1997. Filings with the Securities and Exchange Commission on Form 8-K and 10-Q during 1998 contain such updated information, including the Company's Form 10-Q for the quarter and nine months ended September 30, 1998.

         Acquisitions and Divestitures During the last three calendar years, Cooper's continuing operations have completed 13 acquisitions and 3 divestitures. The acquisitions have been in complementary product lines that enhance areas of strength, while the dispositions have been of noncore or under-performing businesses. In 1995, Cooper divested the remaining businesses comprising the former Petroleum & Industrial Equipment segment through an exchange offer with shareholders for common stock of Cooper Cameron Corporation ("Cooper Cameron"). On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division for $216.0 million. For the five months ended May 30, 1997, and the year ended December 31, 1996, Kirsch had revenues of $97.4 million and $252.9 million, and operating earnings of $4.8 million and $20.0 million, respectively. In addition, on October 9, 1998, Cooper completed the sale of its Automotive Products segment for $1.9 billion. The Petroleum & Industrial Equipment segment and the Automotive Products segments are reflected as discontinued operations in the Consolidated Financial Statements. The Kirsch operations are included in the continuing operations of Cooper until the date of the sale.

         Nonrecurring Income and Expenses In the third quarter of 1995, Cooper began to sell the common shares of Belden Inc. ("Belden") that it retained following the 1993 initial public offering of Belden's common stock. In 1995, Cooper recognized gains from the sale of the Belden marketable equity securities of $.05 per share.

         In 1996, Cooper sold the remaining common shares of Belden and all of the shares of Cooper Cameron retained in the 1995 exchange offer with shareholders. Also in 1996, Cooper initiated a strategic review of most of its businesses and operations. Actions resulting from this review included the decision to retain an investment banking firm to evaluate the possible sale of Kirsch; and nonrecurring charges related primarily to facility closings and consolidations and resolution of environmental litigation. The 1996 nonrecurring charges, when combined with the realization of gains from the sale of marketable equity securities, resulted in a net gain of $.67 per share.

         On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division. The sale resulted in a gain of $69.8 million. During 1997, Cooper also exchanged a portion of its DECS(SM) (Debt Exchangeable for Common Stock) for Wyman-Gordon Company ("Wyman-Gordon") common stock and realized a gain of $23.2 million. Cooper incurred charges of $40.5 million for actions management committed to during 1997 after concluding an evaluation of geographic manufacturing and distribution facilities within the Tools & Hardware segment and information systems relating to year 2000 compliance efforts. The 1997 charges included adjustments to the carrying value of assets of $24.2 million and accruals for continuing obligations for replaced systems and facility consolidations of $16.3 million. Cooper also recorded a tax benefit of $6.1 million related to favorable settlements of state income tax issues in 1997. For 1997, the nonrecurring gains, net of the nonrecurring charges, and the tax benefit increased earnings per share by $.32.

         Cooper currently is not considering additional consolidations in the Electrical Products segment. The Tools & Hardware segment is currently in the process of consolidating certain international manufacturing and distribution facilities. Adjustments to the carrying value of assets and accruals, noted above, were recorded for projects committed to by management. Severance and certain other costs related to projects committed to by management are not expensed until affected employees are notified. A majority of the consolidations have been announced and such costs were accrued and expended by the end of 1997. Cash expenditures related to the payout of accrued severance and other expenditures related to the committed consolidations in 1998 will not be significant. However, Cooper could incur additional expenses as the projects are completed, resulting from consolidation disruptions to operations and additional consolidation expenses. These additional expenses are currently not anticipated to be significant to any quarterly period in 1998. In addition, other charges could be incurred during 1998 should management add to the strategic projects committed to in the Tools & Hardware segment.

         With the exception of the sale of Kirsch, the actions committed to in 1997 will not have a continuing significant impact on revenues, segment operating earnings or cash flows. See Notes 3 and 7 of Notes to Consolidated Financial Statements for additional information on nonrecurring gains and charges.

         Capitalization Effective January 1, 1995, Cooper exchanged all of its outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. While the exchange increased the debt-to-total capitalization ratio above Cooper's preferred target, it generated in excess of $20 million per year of additional net cash flows. During the first half of 1997, Cooper completed calls for redemption of all of its outstanding 7.05% Convertible Subordinated Debentures with a total of $610 million converted to approximately 14.8 million shares of Cooper Common stock and approximately $80 million redeemed for cash.

         On June 30, 1995, Cooper reduced common shares outstanding by 9.5 million shares through the completion of the exchange offer with its shareholders for the common stock of Cooper Cameron. In December 1995, Cooper issued $222.8 million in 6% Exchangeable Notes (DECS(sm) - Debt Exchangeable for Common Stock) due January 1, 1999. The notes are mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares. The notes are, in effect, a monetization of Cooper's investment in Wyman-Gordon common stock. In addition, Cooper retained the first 16% of appreciation in the fair market value of the Wyman-Gordon common stock between the date of issuance of the notes and their maturity, plus 13.8% of any additional appreciation beyond the first 16%. During 1997, Cooper exchanged $33.8 million of its DECS for Wyman-Gordon common stock. At December 31, 1997, a minimum of $85 million after income taxes will be realized as a gain on the Wyman-Gordon common stock through the DECS monetization. This gain plus any additional appreciation will be realized upon redemption of the DECS.

         During 1997, Cooper purchased approximately 3.6 million shares of its Common stock for $192 million. This action was taken as part of the remaining $275 million Common stock repurchase authorization program to maintain Cooper's debt-to-total capitalization between 35% and 45%.

         Cooper has invested $335 million in capital assets related to modernization and expansion of facilities plus significant amounts related to the integration of newly acquired businesses and the revitalization of existing ones during the last three years.

                    YEAR 2000 INFORMATION SYSTEMS ASSESSMENTS

         Many of Cooper's purchased and internally developed information systems programs were written using two digits rather than four to identify a year. With the turn of the century, time sensitive software using two digits may not identify the year 2000, which could result in system failures and miscalculations disrupting the ability to conduct normal business operations. Cooper completed an assessment of its major information systems for year 2000 compliance during 1997 and developed detailed plans to resolve all major issues by the end of 1998. Cooper has seven divisions with multiple hardware platforms and software products in use. At the time the assessment was completed, several businesses were, in the normal course, upgrading software and systems to increase efficiency and customer responsiveness. Therefore, while the assessment expedited certain systems conversions and upgrades, it did not initiate all of the actions subsequently described. Cooper also assesses major information systems of newly acquired businesses for year 2000 compliance as part of its assessment program.

         Three of Cooper's divisions are implementing new enterprise systems with the remaining divisions revising or upgrading existing software to be year 2000 compliant. The divisions are planning the rollouts of the new enterprise systems in 1998. Where possible, businesses have abandoned home-grown or highly customized applications with purchased, year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. Where these solutions were not possible, businesses have contracted with third parties or committed internal resources to ensure that all major systems are year 2000 compliant. Cooper believes it was close to fifty percent complete with its efforts to convert software or install systems that are year 2000 compliant at the end of 1997. While most efforts are anticipated to be completed by the end of 1998, it is likely that certain efforts will be delayed into early 1999.

         Cooper has also initiated formal communications with its significant suppliers and large customers to determine the potential risk of disruption to Cooper's operations if these companies fail to remediate year 2000 issues. The greatest year 2000 compliance risk to Cooper is that implementation of new enterprise systems will be delayed beyond the anticipated completion dates in 1998 and the severe shortage of qualified information systems personnel, both internally and externally, could delay compliance efforts.

         Cooper's total annual capital investment has not increased significantly over historical expenditures, although like most companies, the investment in information technology has become a larger percentage of annual capital expenditures. During the period 1996 through 1998, Cooper estimates that it will have capital expenditures of close to $75 million on information technology related to new systems installations. During 1997 and until completion of year 2000 compliance efforts, considerable internal resources are being devoted to these projects. In addition to the internal resources, Cooper has been incurring, and anticipates continuing to incur, approximately $1.5 million of quarterly expense in its compliance efforts.

         The capital expenditures and expenses of the projects, the estimated percentage of completion to date, and the dates on which Cooper believes it will complete the year 2000 compliance efforts are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

                              RESULTS OF OPERATIONS

         The financial information and discussions that follow, along with the Consolidated Financial Statements and related footnotes, will aid in understanding Cooper's results of continuing operations as well as its financial position, cash flows and indebtedness.

REVENUES

                                                              Year Ended December 31,
                                                     ----------------------------------------
                                                        1997           1996            1995
                                                     ----------     ----------     ----------
                                                                  (in millions)
Electrical Products ............................     $  2,568.3     $  2,407.5     $  2,089.7
Tools & Hardware ...............................          749.9          720.1          702.9
                                                     ----------     ----------     ----------
     Continuing Revenues .......................        3,318.2        3,127.6        2,792.6
Kirsch .........................................           97.4          252.9          259.5
                                                     ----------     ----------     ----------
     Total Revenues - Continuing Operations ....     $  3,415.6     $  3,380.5     $  3,052.1
                                                     ==========     ==========     ==========

         1997 vs. 1996 Revenues. Cooper's 1997 revenues, excluding Kirsch, increased 6% over 1996. Excluding the impact of six 1997 acquisitions and the carryover impact of 1996 acquisitions, revenues for 1997 increased 4%. The strengthening of the U.S. dollar against most of the functional currencies in which international operations conduct business reduced revenues measured in U.S. dollars by approximately $45 million or 1.3% compared to 1996. The strong dollar also had a negative unquantifiable impact on export sales.

         The Electrical Products segment contributed approximately 77% of Cooper's continuing revenues in 1997, as revenues increased 7% over 1996. Excluding the effects of 1997 acquisitions and the carryover impact of 1996 acquisitions, revenues increased 5%. Revenue growth is attributable to strong sales increases of distribution and transmission equipment and circuit protection products. Lighting fixtures also benefited from strong demand in the housing and non-residential construction markets. Strong international demand in Mexico and Canada for construction materials was offset somewhat by a soft European market and the effects of a strong dollar.

         The Tools & Hardware segment, excluding Kirsch, contributed approximately 23% of Cooper's continuing revenues in 1997, with revenues increasing 4% over the prior year. Excluding the carryover impact of 1996 acquisitions, revenues increased 2% compared to 1996. Sales of domestic hand-held power tools and worldwide assembly equipment grew to meet continued demand from the automotive and aerospace industries. Providing a partial offset to this increase was a slight decline in demand for hand tool products in North America and the effects of a stronger U.S. dollar against most European currencies.

         1996 vs. 1995 Revenues. Cooper's 1996 revenues, excluding Kirsch, increased 12% over 1995. Excluding the impact of five 1996 acquisitions, the carryover impact of 1995 acquisitions (including the CEAG acquisition on December 31, 1995) and one small 1996 divestiture, revenues for 1996 increased 4%.

         The Electrical Products segment comprised approximately 77% of continuing revenues, as revenues increased 15% over 1995. Excluding the effects of 1996 acquisitions and the carryover impact of 1995 acquisitions (including the CEAG acquisition on December 31, 1995), revenues increased 6%. Sales of electrical construction materials, lighting fixtures and power distribution products benefited from continued strength in industrial production and commercial and industrial construction and renovation activity. Strong international demand for a number of the segment's transformer and power management products and a recovery from the 1995 economic downturn in Mexico contributed to the revenue increase. New product introductions also added to revenues in 1996.

         The Tools & Hardware segment, excluding Kirsch, made up approximately 23% of continuing revenues, with revenues increasing 2% over the 1995 level. Excluding the effects of two small 1996 acquisitions, revenues were flat when compared to 1995. Sales of power tools and assembly equipment continued to grow to meet demand from the automotive and aircraft assembly industries, both domestically and internationally. However, slowing demand in the European markets for hand tools and drapery hardware products and the disruptions from the implementation of a new hand tools distribution center in North America offset the revenue gains from power tools and assembly equipment.

SEGMENT OPERATING EARNINGS

                                                                       Year Ended December 31,
                                                                 ----------------------------------
Reported Segment Operating Earnings:                               1997         1996        1995
                                                                 --------     --------     --------
                                                                           (in millions)
Electrical Products ........................................     $  445.7     $  405.3     $  355.5
Tools & Hardware ...........................................         77.1         91.4         96.5
                                                                 --------     --------     --------
     Continuing Segment Operating Earnings .................        522.8        496.7        452.0
Kirsch .....................................................         74.6         20.0         14.7
                                                                 --------     --------     --------
     Segment Operating Earnings - Continuing Operations ....     $  597.4     $  516.7     $  466.7
                                                                 ========     ========     ========

Segment Operating Earnings Excluding Nonrecurring Items:

                                                                        Year Ended December 31,
                                                                 ----------------------------------
                                                                   1997         1996         1995
                                                                 --------     --------     --------
                                                                          (in millions)
Electrical Products ........................................     $  461.6     $  408.3     $  355.5
Tools & Hardware ...........................................         99.6         91.4         96.5
                                                                 --------     --------     --------
     Continuing Segment Operating Earnings .................        561.2        499.7        452.0
Kirsch .....................................................          4.8         22.0         14.7
                                                                 --------     --------     --------
     Segment Operating Earnings - Continuing Operations ....     $  566.0     $  521.7     $  466.7
                                                                 ========     ========     ========

         1997 vs. 1996 Segment Operating Earnings. Segment operating earnings in 1997 include nonrecurring charges of $38.4 million for adjustments to the carrying value of assets, accruals for facility consolidations and related severance and other obligations committed to by management. Reported segment operating earnings also include a $69.8 million gain on the sale of Kirsch. Segment operating earnings in 1996 include $5.0 million in nonrecurring charges. See Nonrecurring Income and Expenses in the Overview section and Note 3 of Notes to Consolidated Financial Statements. Excluding nonrecurring items in 1997 and nonrecurring charges in 1996, segment operating earnings increased 8% over 1996. Excluding Kirsch results from both years, segment operating earnings increased 12% over 1996. Acquisitions contributed approximately $9 million or 2% of the increase in segment operating earnings over 1996.

         The Electrical Products segment operating earnings, excluding nonrecurring charges of $15.9 million in 1997 and $3.0 million in 1996, improved 13% over the prior year and contributed 82% of Cooper's continuing segment operating earnings. Excluding nonrecurring items, return on revenues improved in 1997 to 18% from 17% in 1996. The 1997 acquisitions and the carryover impact of 1996 acquisitions contributed approximately $8 million of the increase in earnings. Excluding this impact and nonrecurring items, segment operating earnings were up 11% over 1996. This strong growth in earnings is primarily attributable to cost savings in transformer products, strong revenue growth in higher margin distribution and certain transmission equipment and circuit protection products and cost containment across all businesses. All electrical products businesses had increases in return on revenues, excluding nonrecurring charges, during 1997.

         The Tools & Hardware segment operating earnings, excluding nonrecurring items of $22.5 million in 1997 and Kirsch, increased 9% from 1996 and contributed 18% of the continuing segment operating earnings. The incremental earnings of the carryover impact of two small acquisitions was less than approximately $1 million. Excluding Kirsch and nonrecurring items, return on revenues increased to 13.3%, up six tenths of a point from the prior year. Increased sales of hand-held power tools and assembly equipment and leveraging of costs, primarily in the power tools and assembly equipment businesses, were the primary drivers of the performance. The absence of implementation costs incurred in the 1996 warehouse and distribution system conversion at the hand tools operations also contributed to the increase in return on revenues, partially offset by lower sales volume for hand tools.

         1996 vs. 1995 Segment Operating Earnings. Segment operating earnings in 1996 included $5.0 million in nonrecurring charges. See Nonrecurring Income and Expense in the Overview section and Note 3 of Notes to Consolidated Financial Statements. Excluding the nonrecurring charges and Kirsch, segment operating earnings in 1996 increased 11% over 1995. Acquisitions contributed approximately $37 million or 8% of the increase in segment operating earnings over 1995.

         The Electrical Products segment operating earnings, excluding nonrecurring charges, improved 15% from 1995, and contributed 78% of Cooper's total segment operating earnings. Excluding nonrecurring charges, return on revenues decreased slightly in 1996 to 16.8% due to an unfavorable mix of power distribution products and a proportionately lower contribution of higher-margin fuse products. The 1996 acquisitions and the carryover impact of 1995 acquisitions, including CEAG, added approximately $36 million of incremental earnings to 1996. Excluding this impact and nonrecurring charges, segment operating earnings increased 4% over 1995. This resulted from the growth in revenues from improvements in construction markets, cost reduction efforts and a more favorable product line mix beginning in the third quarter of 1996.

         The Tools & Hardware segment operating earnings, excluding Kirsch, declined $5.1 million when compared to 1995 with the segment, including Kirsch, contributing 22% of total segment operating earnings before nonrecurring charges. The incremental earnings impact from 1996 acquisitions was less than $2 million. Return on revenues, excluding Kirsch, of 12.7% in 1996 was below the 1995 level of 13.7%. The favorable impact from prior cost improvement actions, including the consolidation of forged hand tools manufacturing, and increased sales of power assembly tools were offset by implementation costs incurred in the warehouse and distribution system conversion at the hand tools operations and the effects of slower European markets. Kirsch results included nonrecurring expenses of $2 million for legal and other costs related to sales of imported mini blinds containing lead paint.

OTHER INCOME AND EXPENSE

                                                                            Year Ended December 31,
                                                                      ------------------------------------
                                                                        1997          1996          1995
                                                                      --------      --------      --------
                                                                                 (in millions)
Segment Operating Earnings(1) ...................................     $  597.4      $  516.7      $  466.7
Nonrecurring Gains ..............................................         23.2         150.4          11.7
General Corporate Expenses and Other ............................        (47.0)        (54.3)        (30.1)
Interest Expense ................................................        (90.4)       (142.1)       (151.0)
                                                                      --------      --------      --------
    Income from Continuing Operations before Income Taxes .......     $  483.2      $  470.7      $  297.3
                                                                      ========      ========      ========

         (1) Includes nonrecurring gain on sale of Kirsch and nonrecurring charges.

         Nonrecurring Gains. Nonrecurring gains decreased by $127.2 million in 1997 from 1996. The gain on the exchange of the Wyman-Gordon DECS of $23.2 million was recognized in 1997 while 1996 included $150.4 million in gains on the sale of marketable equity securities of Belden and Cooper Cameron. Nonrecurring gains increased $138.7 million in 1996 from 1995 due to lower gains on sales of marketable equity securities in 1995.

         General Corporate Expense and Other. General corporate expenses and other decreased $7.3 million in 1997 compared to 1996. The 1997 and 1996 general corporate expenses and other included nonrecurring charges of $2.1 million and $10.9 million, respectfully. The 1997 charge relates primarily to information systems and the 1996 charge related primarily to environmental litigation. Excluding these nonrecurring charges, general corporate expenses and other increased $1.5 million in 1997 compared to 1996. The increase was primarily due to increased executive incentive plan expenses. Excluding the 1996 nonrecurring charges, general corporate expenses and other increased $13.3 million in 1996 compared to 1995. The increase from 1995 is related to costs in connection with the executive incentive plan adopted by shareholders in 1996 and severance and retirement expenses.

         Interest Expense. Interest expense for 1997 decreased $51.7 million from 1996. The majority of the decrease was due to the conversion during 1997 of $610 million of Cooper's 7.05% Convertible Subordinated Debentures to Cooper Common stock. Average debt levels in 1997, excluding the $610 million converted debt, were also lower than 1996 and contributed to the decline in interest expense. Interest expense decreased $8.9 million in 1996 from the 1995 level. The decline was driven by lower average interest rates and lower average debt levels.

INCOME FROM CONTINUING OPERATIONS

                                                                      Year Ended December 31,
                                                               -------------------------------------
                                                                 1997          1996           1995
                                                               ---------     ---------     ---------
                                                               (in millions, except per share data)
Income from continuing operations before income taxes ....     $   483.2     $   470.7     $   297.3
Income taxes .............................................         173.2         185.6         118.7
                                                               ---------     ---------     ---------
Income from continuing operations ........................     $   310.0     $   285.1     $   178.6
                                                               =========     =========     =========

Diluted earnings per share from continuing operations ....     $    2.57     $    2.52     $    1.60
                                                               =========     =========     =========

         1997 vs. 1996 Income from Continuing Operations. Income from continuing operations before income taxes for 1997, exclusive of 1997 net nonrecurring gains of $52.5 million and 1996 net nonrecurring gains of $134.5 million, increased to $430.7 million from $336.2 million, a 28% increase. This increase was primarily the result of the increased segment earnings and lower interest expense.

         The effective tax rate decreased from 39.4% in 1996 to 35.8% in 1997. The effective tax rate for 1997 includes $6.1 million related to the favorable settlements of several state income tax issues. Excluding this 1997 nonrecurring tax benefit and income taxes on net nonrecurring gains, the 1997 and 1996 effective tax rates were 37.0% and 40.0%, respectively. The rate reduction from 40.0% to 37.0% stems from Cooper's tax planning efforts, including changing its international tax structure, maximizing tax incentives for exports and increasing research and development tax credits and the increase in income from continuing operations before income taxes diluting the impact of nondeductible goodwill amortization.

         Income from continuing operations increased 9% over 1996. Excluding net nonrecurring gains and the 1997 nonrecurring tax benefit, income from continuing operations increased to $270.9 million from $201.7 million or 35%. This increase includes the effect of (1) the redemption and conversion of Cooper's 7.05% Convertible Subordinated Debentures, (2) the purchase of approximately 3.6 million shares of Cooper's Common stock, and (3) the absence of the Kirsch business for seven months of 1997. Diluted earnings per share from continuing operations increased 2% from the 1996 level. Excluding $.32 earnings per share in 1997, and $.67 earnings per share in 1996 from net nonrecurring items, diluted earnings per share from continuing operations increased 22%. The lower interest expense in 1997 related to the conversion of $610 million of 7.05% Convertible Subordinated Debentures to Cooper Common stock, had no effect on diluted earnings per share as the interest expense is excluded and the equivalent Cooper Common stock is included in the calculation of diluted earnings per share for both 1997 and 1996.

         While the purchase of Cooper Common stock and the impact of the $80 million of 7.05% Convertible Subordinated Debentures redeemed for cash reduced average shares utilized in the computation of diluted earnings per share, the funding of these two items increased interest expense, offsetting most of the benefit on diluted earnings per share. After considering the impact of additional common stock equivalents, primarily resulting from an increase in market price of a share of Cooper Common stock during the year, diluted earnings per share were not impacted by the net reduction in average shares during 1997. The absence of the Kirsch operations, net of the effect of lower interest expense resulting from repaying debt with the net proceeds of the sale, reduced earnings per share from continuing operations for 1997 by approximately $.05.

         1996 vs. 1995 Income from Continuing Operations. Income from continuing operations before income taxes, exclusive of the 1996 nonrecurring gain of $150.4 million on the sale of marketable equity securities and $15.9 million of nonrecurring charges, and the 1995 nonrecurring gain on the sale of marketable equity securities of $11.7 million, increased 18% to $336.2 million compared to $285.6 million in 1995. The increase results primarily from the increase in operating earnings and the reduction in interest expense, offset partially by an increase in general corporate expense and other.

         The effective tax rate decreased to 39.4% in 1996 from 39.9% in 1995. Excluding the gain on the sale of marketable equity securities and nonrecurring charges in 1996, the effective tax rate was approximately 40% in both years.

         Income from continuing operations increased 60% due to the factors outlined above, while diluted earnings per share from continuing operations increased 56%. Excluding nonrecurring items, income from continuing operations increased from $171.6 million in 1995 to $201.7 million in 1996 or 18% and diluted earnings per share from continuing operations, excluding $.67 per share in 1996 and $.05 per share in 1995 from nonrecurring items, increased 18%. The full-year impact of the reduction in average shares outstanding resulting from the Cooper Cameron Exchange Offer completed in mid-year 1995, accounted for $.09 per share of the earnings per share increase. See Note 19 of Notes to Consolidated Financial Statement.

PERCENTAGE OF REVENUES

                                                                                   Year Ended December 31,
                                                                        -----------------------------------------------
                                                                           1997              1996               1995
                                                                        ----------        ----------         ----------
Revenue..............................................................     100.0%             100.0%            100.0%
Cost of Sales........................................................      66.8%              67.3%             67.6%
Selling and Administrative...........................................      17.0%              17.6%             17.2%

         1997 vs. 1996 Percentage of Revenues. Cost of sales, as a percentage of revenues, declined to 66.8% in 1997 from 67.3% in 1996. The decline resulted primarily from product cost improvements and containments and an overall favorable mix of higher margin electrical products. Most of the improvement in cost of sales as a percentage of revenue was in the Electrical Products segment, with the Tools & Hardware segment, excluding Kirsch, improving to a lesser extent. Selling and administrative expenses decreased, as a percentage of revenues, to 17.0% in 1997 from 17.6% in 1996. Including Kirsch for five months in 1997 and for the full year in 1996, represented .2 percentage points of the improvement. Each of the segments contributed to the remaining improvement.

         1996 vs. 1995 Percentage of Revenues. Cost of sales, as a percentage of revenues, declined to 67.3% from 67.6% in 1995. The improvement in the cost of sales percentage reflects the continued improvement in operating efficiencies achieved through manufacturing and distribution improvement programs, the emphasis beginning in 1995 on top line growth through new products, market penetration and acquisitions offset in part by disruptions resulting from consolidations and facility closings and the large increase in transformer sales, which carry a lower margin. Selling and administrative expense, as a percentage of revenues, increased to 17.6% in 1996 from 17.2% in 1995. The increase of

 .4 percentage points in 1996, is primarily attributable to higher selling and administrative expenses of the CEAG acquisition acquired December 31, 1995, the higher corporate general expenses discussed under "General Corporate Expense and Other", additional investments in personnel and other sales expenses, primarily in the businesses comprising the Electrical Products segment.

DISCONTINUED OPERATIONS - AUTOMOTIVE PRODUCTS SEGMENT

         1997 vs. 1996 Revenues. Revenues for the discontinued Automotive Products segment were $1,873.2 million in 1997, decreasing slightly from $1,903.2 million in 1996. Excluding the effects of two small 1997 acquisitions and the carryover impact of one 1996 acquisition, revenues declined 2% from the prior year. Sales in the original equipment market improved as vehicle production levels increased on existing vehicle platform contracts. Sales in the aftermarket were hampered by weak demand in most product lines. Temperature control product sales and remanufactured product lines declined due primarily to competitive price pressures. Wiper volume declined significantly in the first half of 1997 as more normal winter weather patterns were experienced in 1997 than in 1996.

         1996 vs. 1995 Revenues. Revenues for the discontinued Automotive Products segment increased 8% to $1,903.2 million in 1996 as compared to $1,758.8 million in 1996. Excluding the effects of two 1996 acquisitions and carryover impact of one 1995 acquisition, revenues increased 5% over the prior year. Harsh winter weather and lean distributor inventories boosted domestic aftermarket demand for wiper blades and ignition products early in the year. New customers for lighting products and a partial recovery from the 1995 economic downturn in Mexico also increased revenues. Product sales in the original equipment market improved as a result of increased light vehicle production and increased placement of products on new vehicle platforms. However, a decline in sales of temperature control products, the result of a mild summer and related product returns; a decline in domestic sales of heavy duty brake components, the result of decreases in original equipment production; and lower European aftermarket sales, influenced by weak economic conditions there, offset some of the gains made in other product categories.

         1997 vs. 1996 Segment Operating Earnings. The discontinued Automotive Products segment operating earnings, excluding nonrecurring charges of $43.4 million in 1997 and $102.0 million in 1996, decreased 1% from the prior year. Segment operating earnings excluding nonrecurring charges were $186.9 million in 1997 as compared to $189.3 million in 1996. Without the impact of two acquisitions, operating earnings declined 2%. Excluding nonrecurring charges, return on revenues increased from 9.9% in 1996 to 10.0% in 1997. Lower sales volume in the domestic aftermarket for most chassis, temperature control and wiper products, coupled with competitor price pressures, and a weak European aftermarket for ignition products contributed to the earnings decline. Increased sales in the original equipment market, lower spending on promotional expenses and other costs and lower depreciation and amortization due to the 1996 write-down of brake assets provided a partial offset.

         1996 vs. 1995 Segment Operating Earnings. The discontinued Automotive Products segment operating earnings, before nonrecurring expenses of $102 million, increased 5% from 1995. Segment operating earnings excluding nonrecurring charges were $189.3 million in 1996 as compared to $180.7 million in 1995. Acquisitions provided all of the increase in the Automotive Products segment operating earnings. Return on revenues, before nonrecurring expenses, declined from 10.3% in 1995 to 9.9% in 1996. Increased sales in the North American market for most ignition, wiper, lighting and steering and suspension products in 1996 contributed to earnings. However, the North American reduction in production of vehicles utilizing heavy-duty brake products, continuing severe price competition for brake and temperature control products and a weak European aftermarket offset the increased sales and related earnings and contributed to the decline in return on revenues. In addition, customer changeover costs more than doubled in 1996 as a result of adding two new large customers and several smaller customers. Price competition continued in 1996, offsetting many of the efficiency gains achieved through facility consolidations.

         1997 vs. 1996 Income from Discontinued Operations, Net of Taxes. Income from discontinued operations, net of taxes, increased from $30.3 million in 1996 ($.25 per diluted share) to $84.6 million in 1997 ($.69 per diluted share). Excluding nonrecurring charges, income from discontinued operations, net of taxes, would have increased approximately 5%.

         1996 vs. 1995 Income from Discontinued Operations, Net of Taxes. Income from discontinued operations, net of taxes for the Automotive Product segment decreased from $102.0 million ($.91 per diluted share) in 1995 to $30.3 million in 1996 ($.25 per diluted share). Excluding 1996 nonrecurring charges, income from discontinued operations, net of tax for the Automotive Products segment would have increased approximately 3%.

DISCONTINUED OPERATIONS - PETROLEUM AND INDUSTRIAL EQUIPMENT SEGMENT

         In September 1994, Cooper announced its decision to discontinue its Petroleum & Industrial Equipment segment through an exchange offer with holders of Cooper Common stock. On June 30, 1995, Cooper's Common shareholders exchanged
9.5 million shares of their Cooper Common stock for common stock of Cooper Cameron Corporation, a newly formed company that included all of the assets and liabilities of the four divisions that comprised Cooper's Petroleum & Industrial Equipment segment, as well as $375 million of allocated indebtedness. See Note 19 of the Notes to Consolidated Financial Statements for additional information.

         In the second quarter of 1995, Cooper recorded a charge of $186.6 million ($1.67 per diluted share) to reflect the actual loss on the split-off of Cooper Cameron. The charge was composed of the difference between the historical cost of Cooper's investment in Cooper Cameron remaining after the September 1994 estimated charge and the market value of Cooper Cameron common stock during the first few days the common stock traded on a national exchange ($162.8 million), additional Cooper Cameron operating losses during the period October 1, 1994 through June 30, 1995 ($20.3 million) and additional transaction costs ($3.5 million). The additional operating losses and transaction costs resulted primarily from the delay in completing the exchange transaction and the recording by Cooper Cameron of a $17 million pretax charge in the second quarter of 1995 for the write-down of receivables due from customers in Iran.

         Under the provisions of the Asset Transfer Agreement between Cooper and Cooper Cameron, Cooper Cameron was responsible, other than for certain agreed amounts of estimated operating losses, for its cash requirements between October 1, 1994 and the expiration date of the Exchange Offer. Other than for income tax liabilities for periods prior to the completion of the Exchange Offer, Cooper did not retain any liabilities, contingent or otherwise, with respect to the discontinued operations.

PRICING AND VOLUME

         In each of Cooper's segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.

         It is Cooper's best judgment that, excluding the year-to-year effects of acquisitions and divestitures, unit volume increased in the Electrical Products and Tools & Hardware segments in 1997. During 1996, Cooper's best judgment is that unit volume increased in the Electrical Products segment and decreased in the Tools & Hardware segment.

         During the three-year period ending in 1997, Cooper was unable to increase prices to fully offset cost increases in selected product offerings in both segments. Cooper has been able to control costs through manufacturing improvements and other actions during this period so that the inability to increase prices has not significantly affected profitability in the segments.

EFFECT OF INFLATION

         During each year, inflation has had a relatively minor effect on Cooper's results of operations. This is true primarily for three reasons. First, in recent years, the rate of inflation in Cooper's primary markets has been fairly low. Second, Cooper makes extensive use of the LIFO method of accounting for inventories. The LIFO method results in current inventory costs being matched against current sales dollars, such that inflation affects earnings on a current basis. Finally, many of the assets and liabilities included in Cooper's Consolidated Balance Sheets are recorded in connection with business combinations that are accounted for as purchases. At the time of such acquisitions, the assets and liabilities are adjusted to fair market value and, therefore, the cumulative long-term effect of inflation is reduced.

LIQUIDITY AND CAPITAL RESOURCES

Operating Working Capital

         For purposes of this discussion, operating working capital is defined as receivables and inventories less accounts payable.

         In 1997, operating working capital, as reported in the Consolidated Balance Sheet, increased $31 million. Excluding acquisitions consummated in December 1997, operating working capital decreased $18 million primarily as a result of a $46 million decrease in inventories offset by a $26 million decrease in accounts payable. Excluding the impact of the December 1997 acquisitions, operating working capital turns increased from 4.9 to 5.3 turns in 1997, an 8% improvement.

         In 1996, operating working capital decreased $68 million as a reduction in accounts receivable of $62 million accounted for the improvement. Operating working capital turns increased in excess of 10%.

         In 1995, operating working capital increased $19 million primarily driven by an increase in receivables, partially offset by an increase in accounts payable.

Cash Flows

         Net cash provided by operating activities in 1997 totaled $325 million. These funds, along with $216 million in proceeds from the sale of Kirsch, an increase in debt of $213 million (net of acquisition related assumed debt) and $74 million provided by discontinued operations were used to finance net cash outflows for acquisitions of $366 million, capital expenditures of $117 million, dividends of $157 million and purchases of Cooper's Common stock of $192 million.

         Net cash provided by operating activities in 1996 totaled $350 million. The cash generated from operating activities, $249 million provided from the sales of marketable equity securities and property, plant and equipment and $79 million provided by discontinued operations was utilized to finance net cash flows for acquisitions of $202 million, capital expenditures of $115 million, dividends of $143 million and debt reduction of $227 million.

         Net cash flows provided by operating activities in 1995 totaled $304 million. This cash, in addition to $33 million generated by sales of property, plant and equipment and marketable equity securities and $113 million provided by discontinued operations was used to fund capital spending of $103 million, dividends of $164 million and debt reduction of $186 million.

         In connection with accounting for purchase business combinations, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Cash flow from operating activities for each of the three years in the period ended December 31, 1997, is reduced by the amounts expended on the various accruals established in connection with each acquisition. At December 31, 1997, Cooper had accruals totaling $6.2 million related to these activities. Cooper spent $4.9 million, $3.4 million and $7.0 million in 1997, 1996 and 1995, respectively. See Note 8 of the Notes to Consolidated Financial Statements for further information.

Debt

         The ratio of debt-to-total capitalization was 35.4%, 49.3% and 53.5% at year-end 1997, 1996 and 1995, respectively. The 1997 and 1996 debt-to-total capitalization ratio includes the noncash effect of marking the DECS to market. The 1997 ratio reflects the conversion of $610 million of 7.05% Convertible Subordinated Debentures into Cooper Common stock and the subsequent purchase of $192 million of Cooper Common stock. The 1995 ratio reflected the exchange, on January 1, 1995, of the $1.60 Convertible Exchangeable Preferred Stock for 7.05% Convertible

Subordinated Debentures and the $614.1 million reduction in shareholders' equity from the June 30, 1995 exchange of Cooper Common stock for Cooper Cameron common stock.

         During 1996, Cooper filed a shelf registration statement for $300 million of medium-term notes and issued $50 million of five-year notes at an average rate of 5.74%. At December 31,1997, $250 million was available for issuance under the shelf registration statement.

         During 1997 Cooper called for redemption its 7.05% Convertible Subordinated Debentures. Cooper retired all $690 million of the debentures. Of these debentures, a total of $610 million was converted to approximately 14.8 million shares of Cooper Common stock and approximately $80 million was redeemed for cash.

         Cooper has targeted a 35% to 45% debt-to-capitalization ratio and intends to utilize cash flows to maintain approximately a minimum of a 35% debt-to-capitalization ratio with excess cash utilized to purchase shares of Cooper's Common stock or fund acquisitions.

Capital Expenditures and Commitments

         Capital expenditures on projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity were $117 million in 1997, $115 million in 1996 and $103 million in 1995. Projected capital expenditures for 1998 are anticipated to exceed 1997 expenditures by 15 to 20%. The 1998 anticipated capital spending represents approximately 59% for various cost-reduction and capacity-maintenance projects, including machinery and equipment modernization and enhancement and computer hardware and software projects, 13% for capacity expansion, 6% related to environmental matters and 22% for other items.

INTEREST RATE AND FOREIGN CURRENCY RISK

         Changes in interest rates and foreign currency exchange rates affect Cooper's earnings and cash flows. In countries where Cooper has significant investments and where practical, debt is either borrowed in the local functional currency or foreign currency forward contracts are entered into to, in effect, exchange U.S. dollar denominated debt into local functional currency debt. While the purpose of borrowing in local functional currencies is primarily driven by tax planning considerations, it also reduces the cash flow risk as a significant portion of cash flows generated by the operations are utilized to pay interest and principal on the debt. The earnings risk is also reduced since interest expense is in the same currency as the operating earnings are generated.

         Cooper uses forward foreign currency exchange contracts to reduce the risk associated with changes in the exchange rates for firm commitments and anticipated sales or purchases where a product is manufactured or purchased in one country and sold or consumed in the manufacturing process in another country. Cooper's policy is to hedge firm commitments to eliminate this risk if natural hedges do not exist. Anticipated sales or purchases are hedged at the discretion of the operating businesses. Substantially all forward contracts expire within one year. At December 31, 1997, insignificant amounts of anticipated sales and purchases were hedged. Cooper believes that the effects of currency movements on the respective underlying hedged transactions offset any gain or loss on forward exchange contracts.

         The table below provides information about Cooper's financial instruments at December 31, 1997 that are sensitive to changes in interest rates. The table presents principal cash flows by expected maturity dates and weighted average interest rates for debt obligations.

                              1998        1999            2000         2001        2002       Thereafter      Total
                            -------      -------        -------      -------      -------     ----------     -------
                                                              (in millions, where applicable)
Long-term debt:
  Fixed rate                $  57.8      $ 235.7(1)     $   0.5      $  50.4      $  60.3      $ 250.0      $ 654.7
  Average interest rate         6.0%         6.5%           6.5%         6.6%         6.6%         6.7%         6.0%
  Variable rate             $   0.5      $  58.4        $ 545.4      $   0.5      $   0.5      $  70.5      $ 675.8
  Average interest rate         5.8%         5.7%           5.6%         6.1%         6.1%         6.1%         5.8%

    (1) Includes $235.2 of 6.0% DECS which are mandatorily exchangeable into shares of Wyman-Gordon common stock, or at Cooper's option, into cash in lieu of shares. Cooper anticipates delivering the Wyman-Gordon common stock upon redemption of the DECS in late 1998.

         The table below provides information about Cooper's financial instruments at December 31, 1997 in excess of $5 million that are sensitive to foreign currency exchange rate changes by functional currency. For foreign currency denominated debt obligations, the table provides principal cash flows, weighted average interest rates by expected maturity dates and the applicable foreign currency exchange rate. For foreign currency forward contracts, the table presents the notional amounts and weighted average exchange rates by contractual maturity dates. These notional amounts are used to calculate the contractual payments to be exchanged under the contracts. All amounts are presented in U.S. dollar equivalents.

                                                                1998             2000
                                                            ------------     ------------
                                                            (in millions, where applicable)
U.S. Dollar Functional Currency
Long-term debt denominated in German Deutschemark .....               --     $      128.3
Average interest rate .................................               --              4.0%
Foreign currency exchange rate ........................               --              .56

Forward Exchange Contracts:
Sell Pounds Sterling/Buy U.S. Dollars

    Notional amount ...................................     $      175.3               --
    Average contract rate .............................             1.66               --

Buy Australian Dollars/Sell U.S. Dollars
    Notional amount ...................................     $        7.2               --
    Average contract rate .............................              .67               --

Buy Italian Lira/Sell U.S. Dollars
    Notional amount ...................................     $        5.4               --
    Average contract rate .............................           .00057               --

Pounds Sterling Functional Currency
Forward Exchange Contracts:
Buy U.S. Dollars/Sell Pounds Sterling
    Notional amount ...................................     $        5.0               --
    Average contract rate .............................             1.63               --

         See Note 17 of Notes to Consolidated Financial Statements for additional information regarding the fair value of Cooper's financial instruments.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income ("FAS No. 130") and No. 131 Disclosures About Segments of an Enterprise and Related Information ("FAS No. 131"). Both FAS No. 130 and FAS No. 131 are effective for Cooper's calendar year ending December 31, 1998.

         FAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Upon adopting the new standard in 1998, Cooper will report and display comprehensive income which includes net income plus non-owner changes in equity such as the change in foreign currency translation, the minimum pension liability, and unrealized gains or losses on investments in marketable equity securities.

         FAS No. 131 changes the way segment information is presented from an industry segment approach to a management approach. Under the management approach, segments are determined based on the operations regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance. FAS No. 131 also allows the presentation of information on an internally reported basis and changes certain other disclosures. Cooper is managed in a similar structure to the present segment disclosures and information reviewed with the Board of Directors and senior management is in a similar format. Cooper has not presently determined the extent to which the segment groupings and related disclosures will be revised when FAS No. 131 is adopted, but does not anticipate major revisions that would make the information lack all comparability with the current presentation.

                              REPORT OF MANAGEMENT

         The management of Cooper Industries is responsible for the preparation, integrity and fair presentation of the accompanying Consolidated Financial Statements. Such Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management. Management also prepared the other information included in the 1998 Proxy Statement and is responsible for its accuracy and consistency with the Consolidated Financial Statements.

         The Consolidated Financial Statements have been audited by an independent accounting firm, Ernst & Young LLP, which was given unrestricted access to all financial records and related data, including minutes of meetings of shareholders, the Board of Directors, and committees of the Board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate.

         Cooper maintains a system of internal control designed to provide reasonable assurance to Cooper's management and Board of Directors that assets are safeguarded against loss, that transactions are authorized, executed and recorded in accordance with management's instructions, and accounting records are reliable for preparing published financial statements. The system of internal control includes: a documented organizational structure and division of responsibility; regular management review of financial performance and internal control activities; comprehensive written policies and procedures (including a code of conduct to foster a sound ethical climate) that are communicated throughout Cooper; and the careful selection, training and development of employees. Cooper's internal audit department monitors the operation of the internal control system and reports findings and recommendations to management and the Audit Committee. Prompt corrective action is taken to address control deficiencies and other opportunities for improving the internal control system.

         The Audit Committee of the Board of Directors, which is composed entirely of directors who are not officers or employees of Cooper, meets periodically with management, the independent auditors, and the director of internal audit to discuss the adequacy of internal control and to review accounting, reporting, auditing and other internal control matters. The internal and independent auditors have unrestricted access to the Audit Committee.



H. John Riley, Jr.           D. Bradley McWilliams         Terry A. Klebe
Chairman, President and      Senior Vice President and     Vice President and
Chief Executive Officer      Chief Financial Officer       Controller